WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



EXHIBIT B

FINANCIAL DATA SCHEDULE


PERIOD-TYPE. . . . . . .  YEAR
FISCAL-YEAR-END. . . . .        JUN-30-1999
PERIOD-START                    JAN-01-1998
PERIOD-END                      DEC-31-1998
BOOK-VALUE                      PER-BOOK
TOTAL-ASSETS                    444,320,515
TOTAL-OPERATING-REVENUES        332,349,737
NET-INCOME                        3,735,064


